EXHIBIT 1


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005



                                                      December 19, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

         Re:      Central and South West Corporation, et al.
                  Application-Declaration on Form U-1
                  File No. 70-9107

Dear Sirs:

          We refer to the Application-Declaration on Form U-1, File No. 70-9107, as amended (the "Application"), filed under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and its subsidiary companies Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company, West Texas Utilities Company and Central and South West Services, Inc. (collectively, the "Subsidiaries"). In the Application, CSW and the Subsidiaries request authority under the Act to engage in various financing and related transactions (the "Proposed Transactions") through December 31, 2002. If Preferred Securities are issued, they would be issued by one or more special purpose entities ("SPEs"), the common interests of which would be acquired by the respective Subsidiary. We have acted as special counsel for CSW and the Subsidiaries in connection with the filing of the Application and, as such counsel, we are familiar with the corporate proceedings taken by CSW and the Subsidiaries in connection with the filing of the Application.

          We have examined originals, or copies certified to our satisfaction, of such corporate records of CSW and the Subsidiaries, certificates of public officials, certificates of officers and representatives of CSW and the Subsidiaries and other documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSW and other appropriate persons and statements contained in the Application.




          Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Proposed Transactions are consummated in accordance with the Application, and subject to the assumptions and conditions set forth below:

          1. CSW, the Subsidiaries and the SPEs are or will be validly organized and duly existing under the laws of its state of incorporation.

          2. All state laws applicable to the Proposed Transactions as described in the Application (other than so-called "blue-sky" or state securities laws as to which we express no opinion) will have been complied with.

          3. Any debt securities and any guarantees issued as contemplated in the Application will be valid and binding obligations of the respective Subsidiary in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally and to the effects of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          4. Any preferred securities issued as contemplated in the Application will be valid and binding obligations of the issuing SPE in accordance with their terms, subject to the qualifications stated in paragraph 3 above.

          5. Any shares of common stock issued or sold by CSW or any shares of common stock or preferred stock issued or sold by the Subsidiaries as contemplated in the Application will be validly issued, fully paid and non-assessable and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other documents defining such rights and privileges.

          6. The consummation by CSW and the Subsidiares of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by CSW or the Subsidiaries or any "associate" company, as such term is defined in the Act, of CSW or the Subsidiaries.

         The opinions expressed above in respect of the Proposed Transactions described in the Application are subject to the following assumptions or conditions:

          a. The Proposed Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of CSW and the Subsidiaries.

          b.   The Securities and Exchange Commission shall have duly entered an
               appropriate   order  or  orders   granting  and   permitting  the
               Application to become effective.

          c. The Proposed Transactions shall be consummated in accordance with any required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority and all such required approvals,
               authorizations, consents, certificates and orders shall have been obtained and remain in effect.

          d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

          e. All legal matters incident to the Proposed Transactions shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions pertaining to the Proposed Transactions in which we are not admitted to practice.

         We hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,


                                        /s/ MILBANK, TWEED, HADLEY & MCCLOY
                                        Milbank, Tweed, Hadley & McCloy

RBW/JMH